Exhibit 99.2

Gulf Resources, Inc. Subsidiary to Commercialize New Environmentally Friendly Oil Fluid System

New fluid system recognized by all three of China's major oil groups; Purchase Letter of Intents Signed

NEW YORK and SHANDONG, China, Jan. 7 /Xinhua-PRNewswire-FirstCall/ -- Gulf Resources, Inc. (OTC Bulletin Board: GFRE - News), a leading Bromine producer in the People's Republic of China (the 'PRC'), today announced that its wholly owned subsidiary, Shouguang Yu Xin Chemical Industry Co., Ltd. (SYCI), a specialty chemical manufacturer, has successfully developed and is ready to commercialize in April, 2008, a new type of environmentally friendly oil field drilling fluid system. The company has filed a patent for this proprietary product.

The new product includes a polyol drilling fluid system and polyatomic alcohol drilling fluid system. Because of their environmental friendly characteristics, these systems are widely used under all circumstances, both in land and sea operations. The system also has unique advantages in protecting oil and gas formation, preventing collapse and lubricating. Compared with other drilling fluids, the system is not only environmentally friendly but also enables low-density drilling. The system provides timely detection of oil and gas formation, strengthens the clay particles on the wall to provide stability which prevents the collapse of the reservoir and also lubricates the drilling wall. The system has been successfully recognized by China's three major oil groups, Sinopec, CNOOC and CNPC, which is necessary to receive orders. Letters of intent to purchase this product has been signed with CNPC's subsidiaries, the Tarim Oilfield and CNPC Sichuan Petroleum with initial delivery to occur in May. Currently, the market for this product is estimated by the Company at 30,000 tons with a current selling price of $1,512 ($11,000 RMB) per ton creating a $45 million market. Initial SYCI production capacity is expected to be 3,000 to 5,000 tons annually.

'We are pleased to announce that Shouguang Yu Xin's new environmental friendly oil drilling fluid system is ready for commercialization. We are leveraging our Company's development capabilities for new product introductions to our installed customer base, which we expect to further strengthen our market position in the oilfield chemical industry. This has laid a solid foundation for us to enter major domestic oil fields in the future, creating another significant growth opportunity for our shareholders,' commented Gulf Resources, Inc. CEO, Mr. Yang Ming.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine, which is used to manufacture a wide variety of compounds utilized in industry and agriculture, and Crude Salt in China; and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

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Exhibit 99.2

About Shouguang Yu Xin Chemical Industry Co., Ltd. (SYCI)

SYCI produces and distributes chemical products and agents used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, and in the papermaking industry. The company services large customers such as SINOPEC and PetroChina. Currently, there are 98 employees at the company, including 5 managers, 10 technicians and 8 sales associates.

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. There can be no assurance the PRE 14C will be deemed effective by the SEC.

    For more information, please contact:

    Gulf Resources, Inc.
    Ethan Chuang
    Tel:   +1-646-200-6316
    Email: Ethan@gulfresourcesco.com

    HC International, Inc.
    Matt Hayden
    Tel:   +1-760-994-0034
    Email: Matt.Hayden@hcinternational.net

SOURCE Gulf Resources, Inc.